UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2010

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31014	52-2181356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 548-2900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 20, 2010, Nick J. Grujich, Executive Vice President of Strategic Business Operations of Catalyst Health Solutions, Inc. (the “Company”) announced his intention to leave the Company for personal reasons. In connection therewith, the Company and Mr. Grujich entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Grujich’s employment with the Company will terminate effective September 20, 2010 (the “Separation Date”).

Pursuant to the Separation Agreement, Mr. Grujich has agreed to protect the Company’s confidential information and to comply with certain non-competition and non-solicitation provisions. The Separation Agreement also provides for a customary general release of claims by Mr. Grujich, as well as certain other standard terms. Pursuant to the Separation Agreement and applicable law, Mr. Grujich has up to seven (7) days to revoke the Separation Agreement. Under the terms of the Separation Agreement, all unvested shares of restricted stock of the Company held by Mr. Grujich will be forfeited as of the Separation Date. If Mr. Grujich does not revoke the Separation Agreement and complies with his obligations thereunder, he will be entitled to the following separation benefits:

•	a lump sum payment of $236,666.67, less standard withholding and authorized deductions, payable within five (5) business days after the Separation Date; and
•	the Company will make applicable COBRA premium payments to cover Mr. Grujich’s company-provided medical, dental and/or vision coverage for a period of twelve (12) months following the Separation Date.

The foregoing description is intended only as a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full Separation Agreement, a copy of which is attached as Exhibit 10.1 of this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)        The following exhibit is attached to this report:

10.1	Separationand Release Agreement between the Company and Nick J. Grujich, effective September 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date: September 21, 2010	By:	/s/ Bruce F. Metge
Name: Bruce F. Metge

Title: General Counsel and Corporate Secretary